DSI REALTY INCOME FUND IX
                     (A California Real Estate Limited Partnership)


CONSOLIDATED BALANCE SHEETS(UNAUDITED)
MARCH 31, 2000 AND DECEMBER 31, 1999

                                         March 31,      December 31,
                                            2000             1999
ASSETS

CASH AND CASH EQUIVALENTS                $  517,378       $  503,249
PROPERTY, NET                             5,553,233        5,700,171

OTHER ASSETS                                 71,172           61,924

TOTAL                                    $6,141,783       $6,265,344

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

LIABILITIES                              $  749,313       $  751,736

MINORITY INTEREST IN
  REAL ESTATE JOINT VENTURE                 213,833          222,444


PARTNERS' EQUITY (DEFICIT):
     General Partners                       (85,654)         (84,529)
     Limited Partners                     5,264,291        5,375,693

  Total partners' equity                  5,178,637        5,291,164

TOTAL                                    $6,141,783       $6,265,344


See accompanying notes to consolidated financial statements(unaudited).

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999


                                         March 31,       March 31,
                                           2000             1999
REVENUES:

Rental Income                            $  700,729       $  705,837
Interest                                      1,785            2,506
     Total revenues                         702,514          708,343

EXPENSES:

Operating                                   397,175          418,452
General and administrative                   75,647           72,352
     Total expenses                         472,822          490,804

INCOME BEFORE MINORITY INTEREST
   IN INCOME OF REAL ESTATE
   JOINT VENTURE                            229,692          217,539

MINORITY INTEREST IN INCOME
   OF REAL ESTATE JOINT VENTURE             (32,189)         (25,649)

NET INCOME                               $  197,503       $  191,890


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  195,528       $  189,971
    General partners                          1,975            1,919

TOTAL                                    $  197,503       $  191,890

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     6.37       $     6.19


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              30,693           30,693

See accompanying notes to consolidated financial statements(unaudited).


CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT)(UNAUDITED) FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL

BALANCE AT JANUARY 1, 1999            ($78,101)     $6,012,109   $5,934,008

NET INCOME                               1,919         189,971      191,890
DISTRIBUTIONS                           (3,100)       (306,930)    (310,030)

BALANCE AT MARCH 31, 1999             ($79,282)     $5,895,150   $5,815,868

BALANCE AT JANUARY 1, 2000            ($84,529)     $5,375,693   $5,291,164

NET INCOME                               1,975         195,528      197,503
DISTRIBUTIONS                           (3,100)       (306,930)    (310,030)

BALANCE AT MARCH 31, 2000             ($85,654)     $5,264,291   $5,178,637

See accompanying notes to consolidated financial statements(unaudited).

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999

                                       March 31,          March 31,
                                         2000               1999

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 197,503          $ 191,890

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

     Depreciation                        146,938            146,937
     Minority interest in income
       real estate joint venture          32,189             25,649
     Changes in assets and
      	liabilities:
     Increase in other assets             (9,248)            (3,541)
    (Decrease)increase in liabilities     (2,423)             8,849
Net cash provided by
  operating activities                   364,959            369,784

CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (310,030)          (310,030)
     Distributions paid to minority
       interest in real estate
       joint venture                     (40,800)           (32,400)
Net cash used in
         financing activities           (350,830)          (342,430)

NET INCREASE IN CASH AND
   CASH EQUIVALENTS                       14,129             27,354

CASH AND CASH EQUIVALENTS:

     At beginning of period              503,249            633,690
     At end of period                  $ 517,378          $ 661,044


See accompanying notes to consolidated financial statements(unaudited).


DSI REALTY INCOME FUND IX
(A California Real Estate Limited Partnership)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund IX (the "Partnership"), a limited partnership, has three general partners (DSI Properties, Inc., Robert J. Conway and Joseph W. Conway) and limited partners owning 30,693 limited partnership units.


The accompanying consolidated financial information as of March 31, 2000 and for the periods ended March 31, 2000, and 1999 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities located in Monterey Park and Azusa, California; Everett, Washington; and Romeoville and Elgin, Illinois. The Partnership also owns a 70% interest in a mini-storage facility in Aurora, Colorado. As of March 31, 2000, the total cost and accumulated depreciation of the mini-storage facilities are as follows:

        Land                                 $  2,729,790
        Buildings and equipment                11,018,658
        Total                                  13,748,448
        Less: Accumulated Depreciation        ( 8,195,215)
        Property - Net                       $  5,553,233

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.